Exhibit 99.1

Investor Contact: Nick Laudico / Amy Glynn The Ruth Group Phone: (646) 536-7030 / 7023 Email: nlaudico@theruthgroup.com Email: aglynn@theruthgroup.com

Addus HomeCare Reports First Quarter 2010 Results

First Quarter Financial Highlights

•	Total net service revenues increased 4.5% to $64.6 million

•	Home & Community segment net service revenues increased 4.9% to $52.7 million

•	Home Health segment net service revenues increased 2.6% to $11.9 million

•	Home Health Medicare admissions increased 19.5% year-over-year and 15.6% sequentially

•	Net income of $1.4 million, or $0.13 per share

Recent Business Highlights

•	Received $22.3 million in payments from the State of Illinois since March 31, 2010

•	Reduced debt levels to $36.1 million at May 12, 2010 from $48.6 million at March 31, 2010; increased revolver availability to $21.3 million as of May 12, 2010

Palatine, IL, May 13, 2010 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the first quarter ended March 31, 2010.

Mark Heaney, President and Chief Executive Officer, stated, “We are encouraged by the progress we have made over the past several months in strengthening our business and improving our financial position. This progress includes collecting certain outstanding receivables, increasing Home & Community and Home Health admissions, containing costs, and reducing debt. While we are pleased with our execution to date, we remain focused on additional improvements in these areas.

“Receiving payments from the State of Illinois for our overdue balances has been a major priority for Addus. We are pleased to announce that, since the end of the first quarter, we have received $22.3 million in payments from the State. We believe this progress is a direct result of our collaboration with advocates from across the State to bring attention to this problem. While the payment environment in Illinois remains a challenge due to the State’s budget shortfall, we are encouraged by the State’s action and believe it reflects a commitment to providing care to the at-risk elderly population.

Addus HomeCare Reports First Quarter 2010 Results

“We have also started to make progress on our initiatives to centralize and enhance our overall accounts receivable process. We believe these efforts are beginning to increase the effectiveness of our collections, demonstrated by a reduction of non-Illinois days of sales outstanding from 60 days at December 31, 2009 to 58 days as of March 31, 2010,” continued Mr. Heaney.

He added, “In our Home Health segment, we have made demonstrable progress, but we have more work to do. Over the past two quarters, we have hired new regional sales managers, increased the size of our sales force, re-aligned our sales efforts and sharpened our focus on our strongest referral relationships. As expected, these investments in sales and marketing negatively impacted segment operating margins in the near term. However, these investments have also begun to generate increased admissions. Our first quarter Medicare admission growth was 19.5% year-over-year and 15.6% sequentially. In our Integrated Services Program, referrals and starts of care were also up sequentially. We are seeing this strong momentum continue early in the second quarter in both organic sales and admissions from our Integrated Services.

“On the Home & Community side, our census trend is up year-over-year, margins remain stable and we expect these positive trends to continue in the second quarter.

“Our priorities remain improving collections, growing census, developing the Integrated Services model and focusing on cost containment. We continue to work towards reducing our administrative operating expenses. While we expect this focus on cost containment to lead to moderate operating margin improvement in the second half of 2010, we intend to continue to invest a portion of these savings in sales and marketing enhancements.

“During the quarter, we also saw the passage of healthcare reform legislation. We believe its passage is a positive development as the legislation is replete with incentives for states and individuals to use Home & Community based services to lower healthcare costs. This further supports our Integrated Services approach,” concluded Mr. Heaney.

Total net service revenues for the quarter ended March 31, 2010 were $64.6 million, a 4.5% increase compared to $61.8 million in the prior year quarter.

Net income for the first quarter of 2010 was $1.4 million, or $0.13 per diluted share, based on 10.5 million diluted shares outstanding, compared to net income after preferred stock dividends of $0.2 million, or $0.20 per diluted share based on 1.1 million diluted shares outstanding, in the prior year period. Net income in the first quarter of 2009 prior to preferred stock dividends was $1.4 million.

Adjusted earnings before interest, taxes, depreciation, amortization, and stock based compensation (“Adjusted EBITDA”) for the first quarter 2010 was $3.7 million, compared to $4.4 million in the prior year quarter.

Addus HomeCare Reports First Quarter 2010 Results

First Quarter Segment Results

Home & Community segment net service revenues for the first quarter 2010 were $52.7 million, a 4.9% increase compared to $50.2 million in the prior year quarter. The increase in revenues was entirely the result of organic growth. Home & Community margins remained solid, with a 30 basis point improvement in gross margin to 25.5% in the first quarter of 2010, compared to the prior year quarter.

Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $5.5 million, compared to $5.1 million in the prior year quarter.

Home Health segment net service revenues for the first quarter 2010 were $11.9 million, a 2.6% increase compared to $11.6 million in the prior year quarter. The increase in revenues was entirely the result of organic growth.

Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $1.0 million, compared to $1.5 million in the prior year quarter. The decline in Home Health operating income was primarily related to lower gross profit margins from our Medicare services, as well as investments related to the expansion of the sales force and related sales management.

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus HomeCare will conduct a conference call to discuss its first quarter results on Thursday, May 13, 2010, beginning at 5 p.m. Eastern time. The toll-free number is (866) 804-6920 (international callers should call 857-350-1666), with the passcode: 33418068. A telephonic replay of the conference call will be available through midnight on May 27, 2010, by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 14029682.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

Addus HomeCare Reports First Quarter 2010 Results

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. Addus has over 12,000 employees that provide services through more than 120 locations across 16 states to over 23,000 consumers.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Prospectus, filed with the Securities and Exchange Commission on October 29, 2009 and in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2010, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

Addus HomeCare Reports First Quarter 2010 Results

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Net service revenues	$64,605	$61,839
Cost of service revenues	45,785	43,701

Gross profit	18,820	18,138

General and administrative expenses	15,182	13,792
Depreciation and amortization	946	1,220

Total operating expenses	16,128	15,012

Operating income	2,692	3,126

Interest expense, net	718	1,118

Income from operations before taxes	1,974	2,008
Income tax expense	616	643

Net income	1,358	1,365

Less: Preferred stock dividends	—	(1,142)

Net income attributable to common shareholders	$1,358	$223

Income per common share:
Basic	$0.13	$0.22

Diluted	$0.13	$0.20

Weighted average number of common shares outstanding:
Basic	10,500	1,019

Diluted	10,500	1,117

Addus HomeCare Reports First Quarter 2010 Results

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets

Current assets
Cash	$1,220	$518
Accounts receivable, net	76,046	70,491
Prepaid expenses and other current assets	6,567	6,937
Deferred tax assets	6,021	5,700
Income taxes receivable	466	732

Total current assets	90,320	84,378

Property and equipment, net	3,013	3,133

Other assets
Goodwill	59,481	59,482
Intangible assets, net	12,347	13,082
Deferred tax assets	188	509
Other assets	737	731

Total other assets	72,753	73,804

Total assets	$166,086	$161,315

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,486	$3,763
Accrued expenses	28,584	25,557
Current maturities of long-term debt	3,768	7,388
Deferred revenue	2,441	2,189

Total current liabilities	39,279	38,897

Long-term debt, less current maturities	44,819	41,851
Total stockholders’ equity	81,988	80,567

Total liabilities and stockholders’ equity	$166,086	$161,315

Addus HomeCare Reports First Quarter 2010 Results

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Net Income	$1,358	$1,365
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	946	1,220
Deferred income taxes	—	(56)
Change in fair value of financial instrument	(191)	(94)
Stock-based compensation	62	70
Amortization of debt issuance costs	37	177
Provision for doubtful accounts	900	573
Changes in operating assets and liabilities:
Accounts receivable	(6,455)	(9,099)
Prepaid expenses and other assets	370	(1,207)
Accounts payable	622	(369)
Accrued expenses	3,430	5,884
Deferred revenue	252	(158)
Income taxes	266	618

Net cash provided by (used in) operating activities	1,597	(1,076)

Acquisitions of businesses, net of acquired cash	(109)	(628)
Purchases of property and equipment	(91)	(177)

Net cash used in investing activities	(200)	(805)

Payments on term-loan	—	(1,662)
Net borrowings (repayments) on revolving credit loan	—	—
Borrowings on new credit facility	250	—
Payments on dividend notes	(250)	—
Debt issuance costs	(43)	—
Net repayments on other notes	(652)	(12)

Net cash used in financing activities	(695)	(1,674)

Net change in cash	702	(3,555)
Cash at the beginning of period	518	6,113

Cash at the end of the period	$1,220	$2,558

Addus HomeCare Reports First Quarter 2010 Results

Segment Information (Unaudited)
(Amounts in thousands)	For the Three Months Ended March 31, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$52,701	$11,904	$—	$64,605
Cost of service revenues	39,274	6,511	—	45,785

Gross profit	13,427	5,393	—	18,820

General and administrative expenses	7,322	4,224	3,636	15,182
Depreciation and amortization	614	163	169	946

Total operating expenses	7,936	4,387	3,805	16,128

Operating income	$5,491	$1,006	$(3,805)	$2,692

	For the Three Months Ended March 31, 2009
	Home & Community	Home Health	Corporate	Total
Net service revenues	$50,234	$11,605	$—	$61,839
Cost of service revenues	37,562	6,140	—	43,702

Gross profit	12,672	5,465	—	18,137

General and administrative expenses	6,757	3,722	3,312	13,791
Depreciation and amortization	832	197	191	1,220

Total operating expenses	7,589	3,919	3,503	15,011

Operating income	$5,083	$1,546	$(3,503)	$3,126

Addus HomeCare Reports First Quarter 2010 Results

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended March 31,
	2010	2009
General:

Adjusted EBITDA (in thousands) (1)	$3,700	$4,416
States served at period end	16	16
Locations at period end	123	122
Employees at period end	12,911	12,360

Home & Community

Average weekly census	20,193	20,082
Billable hours (in thousands)	3,171	3,110
Billable hours per business day	50,333	49,365
Revenues per billable hour	$16.62	$16.15

Home Health

Average weekly census:
Medicare	1,464	1,386
Non-Medicare	1,537	1,509
Medicare admissions (2)	2,240	1,875
Medicare revenues per episode completed	$2,544	$2,616

Percentage of Revenues by Payor:

State, local or other governmental	81%	83%
Medicare	11%	11%
Other	8%	6%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Addus HomeCare Reports First Quarter 2010 Results

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended March 31,
(Amounts in thousands)	2010	2009

Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,358	$1,365
Net interest expense	718	1,118
Income tax expense	616	643
Depreciation and amortization	946	1,220
Stock-based compensation expense	62	70

Adjusted EBITDA	$3,700	$4,416

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

# # #